Exhibit 11.1
                               INTEL CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE (2)
                    (In millions, except per share amounts)

                                  Three Months Ended        Nine Months Ended
                                  ------------------        -----------------
                                 Sept. 27,  Sept. 28,      Sept. 27, Sept. 28,
                                   1997       1996           1997       1996
                                  ------------------        -----------------
PRIMARY SHARES CALCULATION:

Reconciliation of weighted
  average number of shares
  outstanding to amount used in
  primary earnings
  per share computation:

Weighted average number of
  shares outstanding               1,635      1,644          1,636     1,645

Add shares issuable from
  assumed exercise
  of options and warrants            162        126            162       124
                                  ------     ------         ------    ------
Weighted average number
  of shares outstanding
  as adjusted                      1,797      1,770          1,798     1,769
                                  ======     ======         ======    ======


FULLY DILUTED SHARES CALCULATION:

Reconciliation of weighted
  average number of
  shares outstanding to amount
  used in fully diluted
  earnings per share
  computation:

Weighted average number of shares
  outstanding                      1,635      1,644          1,636     1,645

Add shares issuable from
  assumed exercise of
  options and warrants               164        142            164       142
                                  ------     ------         ------    ------
Weighted average number of
  shares outstanding as
  adjusted                         1,799      1,786          1,800     1,787
                                  ======     ======         ======    ======

NET INCOME                        $1,574     $1,312         $5,202    $3,247
                                  ======     ======         ======    ======
PRIMARY EARNINGS PER SHARE        $ 0.88     $ 0.74         $ 2.89    $ 1.84
                                  ======     ======         ======    ======
(1) FULLY DILUTED
    EARNINGS PER SHARE            $ 0.87     $ 0.73         $ 2.89    $ 1.82
                                  ======     ======         ======    ======

<F1>
(1) Earnings per common equivalent share presented on the face of the statements of income represent primary earnings per share. Dual presentation of primary and fully diluted earnings per share has not been made on the statement of income because the differences are insignificant.
<F2>
(2) A two-for-one stock split effected as a special stock distribution was paid on July 13, 1997 to stockholders of record as of June 10, 1997. All share and per share amounts reported herein have been adjusted to reflect the effects of this split.